Exhibit 11

                         MORTGAGE AND REALTY TRUST

       SCHEDULE OF NET INCOME (LOSS) PER SHARE - ASSUMING FULL DILUTION

                     FOR THE QUARTERS ENDED DECEMBER 31,


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                                                1994                1993
                                            ------------       ------------


BASIS:

Net (loss)                                  $(5,454,000)       $(4,656,000)
Average common shares outstanding            11,226,000         11,226,000
20% limitation on assumed repurchase          2,245,000          2,245,000

Market price at the end of the period             $.125               $.50

Options outstanding                             348,500            426,000


COMPUTATION:

Proceeds:
  Options                                       348,500            426,000
  Average exercise price                    X     $3.35        X     $5.37
                                            -----------        -----------
                                            $ 1,167,000        $ 2,288,000
                                            ===========        ===========

Adjustment of proceeds:
  Purchase of outstanding common shares
   at market value                          $   281,000        $ 1,123,000
   Retirement of debt                           886,000          1,165,000
                                            -----------        -----------
                                            $ 1,167,000        $ 2,288,000
                                            ===========        ===========
Adjustment of net income (loss):
  Net (loss) before gain on sales of
   real estate                              $(5,454,000)       $(4,656,000)
  Interest reduction                             29,000             29,000
                                            -----------        -----------
      Adjusted net income (loss)            $(5,425,000)       $(4,627,000)
                                            ===========        ===========
Adjustment of shares outstanding:
  Average shares outstanding                 11,226,000         11,226,000
  Net shares repurchased                     (1,897,000)        (1,819,000)
                                            -----------        -----------
Adjusted shares outstanding (basis for
  computation of net income per share -
  assuming full dilution)                     9,329,000          9,407,000
                                            ===========        ===========

Fully diluted earnings per share:

  Net (loss)                                      $(.58)             $(.49)
                                                  =====              =====


NOTE - Primary earnings per share is based on the average number of shares outstanding during the period.

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